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                               ACKNOWLEDGEMENT BY
                           ASSIGNOR OF LIMITED PARTNER
                     INTEREST IN SYNTHETIC INDUSTRIES, L.P.



         I, _________________________, hereby acknowledge that I have received the Notice of Settlement of Class for Synthetic Industries L.P. mailed on April 19, 1998 and a copy of a News Release stating it was approved by the United States District Court for the Northern District of California on May 24, 1999. I also acknowledge that the price I am receiving for my Unit (or portion thereof) of limited parties interest in Synthetic Industries L.P. from the party to which I am today transferring my Unit (or portion thereof) is less than the value of the shares of Common Stock of Synthetic Industries, Inc. (as currently reported on NASDAQ) allocable to my Unit (or portion thereof) under the partnership agreement of Synthetic Industries L.P. Notwithstanding the foregoing, I understand that the price I am receiving may be less or greater than the amount I would otherwise receive from a distribution pursuant to the Settlement referred to above.




                                       -----------------------------------------
                                       (Name of Assignor)



Sworn to before me the
____ day of June, 1999